UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 16, 2015
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 16, 2015, Diamond Resorts Corporation (“DRC”), a wholly-owned subsidiary of Diamond Resorts International, Inc. (the “Company”), completed its acquisition of substantially all of the assets of Ocean Beach Club, LLC, Gold Key Resorts, LLC, Professional Hospitality Resources, Inc., Vacation Rentals, LLC and Resort Promotions, Inc. (collectively, the “Gold Key Companies”) relating to their operation of their vacation ownership business in Virginia Beach, VA and the Outer Banks, NC. The transactions were consummated pursuant to the terms of an Asset Purchase Agreement, dated as of August 14, 2015, by and among DRC and the Gold Key Companies (as described by the Company in its Form 8-K filed on August 18, 2015). Pursuant to the terms of the Asset Purchase Agreement, DRC acquired management contracts, real property interests, unsold vacation ownership interests and other assets of the Gold Key Companies, adding six additional managed resorts to the Company’s resort network, in exchange for an aggregate purchase price of approximately $167.5 million. An aggregate of $5 million of such purchase price was deposited into an escrow account and will be held by an escrow agent to secure the obligations of the Gold Key Companies under the Asset Purchase Agreement.

On October 19, 2015, the Company issued a press release announcing the closing of the transactions with the Gold Key Companies. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Diamond Resorts International, Inc., dated October 19, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
October 20, 2015	By: /s/ Jared T. Finkelstein Name: Jared T. Finkelstein Title: Senior Vice President-General Counsel and Secretary